Exhibit 2

Directors and Executive Officers of
Formula Vision GP as of July 28, 2011

The name, position, principal occupation, business address and citizenship of each director and executive officer is set forth below.

Name (Citizenship)	Position	Principal Occupation	Business Address
Dan Goldstein (Israel)	Director	Chairman of the Board of Directors of Formula Vision Technologies (F.V.T.) Ltd	c/o Formula Vision Technologies (F.V.T.) Ltd. 1 Hashikma Street Savyon 56530, Israel
Ronnen Yitzhak (Israel)	Director	Chief Executive Officer and Corporate Secretary of Formula Vision Technologies (F.V.T.) Ltd.	c/o Formula Vision Technologies (F.V.T.) Ltd. 1 Hashikma Street Savyon 56530, Israel
Amit Ben-Yehuda (Israel)	Director	Chief Executive Officer of Kardan Technologies Ltd.	c/o Kardan Technologies Ltd. 154 Menachem Begin Street Tel Aviv 64921, Israel
Dan Levinson (Israel)	Director	Director of Business Development of Kardan Technologies Ltd.	c/o Kardan Technologies Ltd. 154 Menachem Begin Street Tel Aviv 64921, Israel
Anat Treibatch (Israel)	Executive Officer	Chief Financial Officer of Formula Vision Technologies (F.V.T.) Ltd.	c/o Formula Vision Technologies (F.V.T.) Ltd. 1 Hashikma Street Savyon 56530, Israel
Yosi Shahror (Israel)	Executive Officer	Director of Finance of Kardan Technologies Ltd.	c/o Kardan Technologies Ltd. 154 Menachem Begin Street Tel Aviv 64921, Israel